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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of Earliest Event Reported): MARCH 18, 2002

                          MEDICHEM LIFE SCIENCES, INC.
             (Exact Name of Registrant as Specified in its Charter)




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
             DELAWARE                              000-31781                        36-3518660
  (State or Other Jurisdiction of           (Commission File Number)    (IRS Employer Identification No.)
          Incorporation)
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                                 2501 DAVEY ROAD
                            WOODRIDGE, ILLINOIS 60517
               (Address of Principal Executive Offices) (Zip Code)

       Registrant's Telephone Number, Including Area Code: (630) 783-4600
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Item 1.           Change in Control of Registrant

         On March 18, 2002, deCODE genetics, Inc. ("deCODE") consummated its previously announced merger with MediChem Life Sciences, Inc. ("MediChem") pursuant to the Agreement and Plan of Merger, dated as of January 7, 2002, by and among deCODE, Saga Acquisition Corp., a wholly-owned subsidiary of deCODE ("Merger Sub"), and MediChem (the "Merger Agreement"). The merger resulted in a change in control of MediChem.

         Pursuant to the Merger Agreement, Merger Sub was merged with and into MediChem with MediChem becoming a wholly-owned subsidiary of deCODE. As a result of the merger, each issued and outstanding share of common stock, par value $0.01 per share, of MediChem ("MediChem Common Stock") ceased to be outstanding and was automatically converted into the right to receive 0.3099 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of deCODE ("deCODE Common Stock"); provided that no fractional shares of deCODE Common Stock will be issued and holders of MediChem Common Stock otherwise entitled to fractional shares shall receive cash in an amount equal to the holder's pro-rata share of the cash proceeds of the sale of such shares. In addition, each option to purchase MediChem Common Stock outstanding immediately before the completion of the merger was automatically converted into a fully vested option to purchase shares of deCODE Common Stock on the same terms and conditions, provided that the number of shares of deCODE Common Stock for which an option was exercisable and the exercise price were adjusted to reflect the Exchange Ratio.

         A copy of the joint press release of deCODE and MediChem, dated March 18, 2002, announcing the completion of the merger, is attached hereto as Exhibit
99.1 and by this reference is made a part hereof.

Item 7.           Financial Statements, Pro Forma Financial Information and
                  Exhibits.

(a)      Exhibits

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        Exhibit No.         Description
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        99.1                Press Release, dated March 18, 2002.
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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         Dated as of March 18, 2002




                                             By:  /s/ Michael T. Flavin, Ph.D.
                                                  ----------------------------
                                                  Michael T. Flavin, Ph.D.
                                                  Chief Executive Officer
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                                  EXHIBIT INDEX



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        Exhibit No.         Description
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
        99.1                Press Release, dated March 18, 2002.
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